Exhibit 99.1

First BanCorp Announces Results for the Quarter Ended March 31, 2013

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 3, 2013--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $72.6 million for the first quarter of 2013, or $0.35 per diluted share, compared to net income of $14.5 million, or $0.07 per diluted share, for the fourth quarter of 2012 and a net loss of $13.2 million, or $0.06 per diluted share for the first quarter of 2012. Financial results for the first quarter of 2013 included a loss of $68.0 million related to the previously announced bulk sale of adversely classified loans and other real estate owned (OREO) properties and valuation adjustments to certain loans transferred to held for sale.

This press release includes certain non-GAAP financial measures, including adjusted net loss, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures adjusted to exclude the effect of the bulk sale of assets and of valuation adjustments to certain loans transferred to held for sale, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

2013 First Quarter Highlights and Comparison with 2012 Fourth Quarter:

  Net loss of $72.6 million, or $0.35 per diluted share, reflecting a $68.0 million loss related to the bulk sale of assets and, to a lesser extent, valuation adjustments to certain loans transferred to held for sale.
  Adjusted net loss of $4.6 million, or $0.02 per diluted share, excluding the effects of the bulk sale and valuation adjustments to certain loans transferred to held for sale.
  Adjusted pre-tax, pre-provision income of $50.5 million, compared to $54.5 million in the last quarter.
  Net interest income relatively flat:
    Net interest income of $124.1 million, excluding fair value adjustments of $0.4 million, a decrease of $1.1 million primarily due to fewer days in the first quarter of 2013.
    Net interest margin, excluding fair value adjustments, increased by 5 basis points to 3.95%, driven by further reductions in the average cost of funding.
  Bulk sale of adversely classified loans and OREO properties with a book value of $217.7 million, including $185.0 million of non-performing assets, for $120.2 million in a cash transaction.
  In addition to the bulk sale, transfer of $181.6 million of non-performing loans to held for sale, including $101.4 million with agreements signed for sale.
  Credit quality metrics:
    Total non-performing assets decreased for the 12th consecutive quarter, declining by $151.6 million to $1.09 billion, mainly related to the bulk sale of assets and valuation adjustments to certain loans transferred to held for sale. Non-performing assets to total assets ratio decreased to 8.35% compared to 9.45% as of December 31, 2012.
    The level of non-performing loans, including non-performing loans held for sale, decreased by $147.1 million from the previous quarter to $830.7 million.
    Provision for loan and lease losses of $111.1 million, including $64.1 million associated with the bulk sale of assets and the transfer of certain loans to held for sale. Excluding the impact of the bulk sale and the transfer of certain loans to held for sale, the provision increased to $47.0 million, up from $30.5 million for the fourth quarter of 2012.
    Net charge-offs of $204.0 million, including net charge-offs of $134.5 million related to the bulk sale and the transfer of loans to held for sale. Excluding the impact of the bulk sale and the transfer of loans to held for sale, net charge-offs were $69.5 million, or an annualized 2.87% of average loans, up from $40.6 million, or an annualized 1.59%, in the fourth quarter of 2012. The increase was primarily due to a $25.4 million charge-off related to a single relationship restructured in the first quarter of 2013.
  Non-interest income of $13.6 million, an increase of $1.9 million
  Non-interest expenses of $98.0 million, including $3.9 million related to the bulk sale of assets. Excluding the impact of expenses related to the bulk sale of assets, non-interest expenses amounted to $94.1 million, up from $90.9 million in the fourth quarter of 2012, including non-recurring expenses of $1.2 million related to the previously announced not consummated preferred stock exchange offer, and a loss of $0.7 million related to OREO properties sold to another company.
  Strong regulatory capital ratios despite the impact of the loss on the bulk sale of assets and the transfer of loans to held for sale:
    Total capital, Tier 1 capital, and leverage ratios of the Corporation were 17.44%, 16.15%, and 12.06%, respectively, as of March 31, 2013, compared to 17.82%, 16.51%, and 12.60%, respectively, as of December 31, 2012.
    Total capital, Tier 1 capital, and leverage ratios of the Corporation’s wholly owned banking subsidiary, FirstBank, were 16.98%, 15.69%, and 11.74%, respectively, as of March 31, 2013, compared to 17.35%, 16.04%, and 12.25%, respectively, as of December 31, 2012.
    Tier 1 common risk-based capital ratio of the Corporation of 13.18% as of March 31, 2013, down from 13.61% as of December 31, 2012.
    Tangible common equity ratio of the Corporation of 9.90% as of March 31, 2013, down from 10.44% as of December 31, 2012.
  Growth in total deposits:
    Non-brokered deposits, excluding government deposits, increased by $145.6 million.
    Government deposits decreased by $14.4 million.
    Brokered certificates of deposit (CDs) decreased by $12.6 million.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “The first quarter represented a significant step in the continued execution of our strategic plan. Improving asset quality remains a top priority as we continue to enhance our core franchise. Through a bulk loan sale we reduced our nonperforming assets by $152 million to $1.1 billion. Despite the impact to our net income in the quarter, our core franchise continues to grow stronger delivering solid pre-tax, pre-provision earnings. Core deposits increased by $146 million in the quarter, loan originations were $802 million, and our capital position remains strong. With the Puerto Rico market continuing to show some signs of stability we expect further reductions in impaired assets. The accelerated reduction of nonperforming and impaired assets will further strengthen our core operating metrics.”

Mr. Alemán stated further, “During the first quarter we also announced that we had formalized our strategic alliance with FIS™ (FIS), the world’s largest global provider dedicated to banking and payment technologies. This partnership will give FirstBank the enhanced ability to achieve technological leadership by providing state of the art products and services to our clients across the territories. While there is still more work to do, we have a clear strategy and a strong core franchise.”

Bulk Sale of Assets and Transfer of Loans to Held For Sale

On April 1, 2013, the Corporation announced that it had entered into three separate agreements to sell loans. On March 28, 2013, the Corporation completed the sale of adversely classified loans with a book value of $211.4 million ($100.1 million of commercial and industrial (“C&I”) loans, $68.8 million of commercial mortgage loans, $41.3 million of construction loans, and $1.2 million of residential mortgage loans), and $6.3 million of OREO properties in a cash transaction. The sales price of this bulk sale was $120.2 million, or 55% of the book value before reserves, for the $217.7 million of loans and OREO and $1.3 million of other related receivables. Approximately $39.9 million of reserves had already been allocated to the loans. This transaction resulted in total charge-offs of $98.5 million and an incremental loss of $58.9 million, reflected in the provision for loan and lease losses for the first quarter of 2013. In addition, the Corporation recorded $3.9 million of professional fees specifically related to the bulk sale of assets. This transaction resulted in a total loss of $62.8 million.

The other two agreements consist of a Letter of Intent and a Definitive Agreement entered into during the first quarter of 2013 for the sale of non-performing loans with an aggregate book value of $101.4 million. These two transactions are expected to close in 2013 and the loans were reclassified to held for sale in the first quarter of 2013. The recorded investment in these loans was written down to $80.8 million, which resulted in charge-offs of $20.4 million and an incremental net loss of $5.2 million reflected in the provision for loan and lease losses for the first quarter of 2013. The Corporation’s primary goal with respect to these sales is to accelerate the disposition of non-performing assets, which is a priority objective of the strategic plan. In addition, the Corporation reclassified an additional $80.2 million of commercial mortgage and construction non-performing loans to held for sale. The transfer of these additional loans to held for sale resulted in charge-offs of $15.5 million.

Impact of Bulk Sale of Assets and Loans Transferred to Held For Sale

(Dollars in thousands, except per share information)				Excluding
	As	Bulk Sale	Loans Transferred	Bulk Sale and Loans Transferred
2013 First Quarter	Reported (GAAP)	Transaction Impact	To Held For Sale Impact	To Held For Sale Impact (Non-GAAP)

Total net charge-offs (1)	$204,006	$98,519	$35,953	$69,534
Total net charge-offs to average loans	8.10%			2.87%
Residential mortgage	11,580	1,031	-	10,549
Residential mortgage loans net charge-offs to average loans	1.65%			1.50%
Commercial mortgage	56,036	40,057	14,553	1,426
Commercial mortgage loans net charge-offs to average loans	12.06%			0.34%
Commercial and Industrial	84,829	44,678	-	40,151
Commercial and Industrial loans net charge-offs to average loans	11.16%			5.47%
Construction	38,515	12,753	21,400	4,362
Construction loans net charge-offs to average loans	44.66%			7.74%

Provision for loan and lease losses	$111,123	$58,890	$5,222	$47,011
Residential mortgage	7,948	979	-	6,969
Commercial mortgage	36,397	29,753	(1,033)	7,677
Commercial and Industrial	35,292	20,766	-	14,526
Construction	21,948	7,392	6,255	8,301

Non-interest expenses	$98,010	$3,878	$-	$94,132
Professional fees	9,920	3,878	-	6,042

Net loss	$(72,633)	$(62,768)	$(5,222)	$(4,643)

Net loss per common share	$(0.35)	$(0.30)	$(0.03)	$(0.02)

1 - Charge-off percentages annualized

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives and liabilities measured at fair value and equity in earnings or losses of unconsolidated entities, a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about these non-GAAP financial measures, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table shows adjusted pre-tax, pre-provision income of $50.5 million in the first quarter of 2013, down from $54.5 million in the prior quarter:

Pre-Tax, Pre-Provision Income
(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012

(Loss) income before income taxes	$(71,011)	$16,028	$19,834	$10,901	$(11,049)
Add: Provision for loan and lease losses	111,123	30,466	28,952	24,884	36,197
Add: Net loss on investments and impairments	117	69	547	143	1,207
Add: Unrealized (gain) loss on derivatives instruments and liabilities
measured at fair value	(400)	(432)	(170)	(506)	(283)
Add: Loans sale transaction related expenses and
other non-recurring professional fee expenses	5,096	-	-	-	-
Add: Contingency adjustment-tax credits	-	-	-	-	2,489
Add: Equity in losses of unconsolidated entities	5,538	8,330	2,199	2,491	6,236
Adjusted pre-tax, pre-provision income (1)	$50,463	$54,461	$51,362	$37,913	$34,797

Change from most recent prior quarter-amount	$(3,998)	$3,099	$13,449	$3,116	$6,316
Change from most recent prior quarter-percentage	-7.3%	6.0%	35.5%	9.0%	22.2%

(1) See "Basis of Presentation" for definition.

As discussed in the sections that follow, the decrease in adjusted pre-tax, pre-provision income from the 2012 fourth quarter primarily reflected: (i) an increase in non-interest expenses, including increases of $1.7 million in employees’ compensation and benefits expenses, primarily reflecting higher seasonal payroll taxes and incentive compensation and an increase of $1.1 million in losses on OREO operations primarily due to higher write-downs and losses on the sale of OREO properties , (ii) a decrease of $2.1 million in revenues from the mortgage banking business, driven by a lower volume of residential mortgage loan sales and lower gains on securitizations and subsequent sales of GNMA securities, and (iii) a decrease of $1.1 million in net interest income mainly reflecting the impact of two fewer days in the first quarter.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net Interest Income
Interest Income - GAAP	$160,225	$165,054	$166,964	$153,652	$152,107
Unrealized (gain) loss on
derivative instruments	(400)	(432)	(170)	33	(332)
Interest income excluding valuations	159,825	164,622	166,794	153,685	151,775
Tax-equivalent adjustment	1,595	1,451	1,463	1,634	1,741
Interest income on a tax-equivalent basis excluding valuations	161,420	166,073	168,257	155,319	153,516

Interest Expense - GAAP	35,732	39,423	41,461	44,947	50,241
Unrealized gain (loss) on
derivative instruments and liabilities measured at fair value	-	-	-	539	(49)
Interest expense excluding valuations	35,732	39,423	41,461	45,486	50,192

Net interest income - GAAP	$124,493	$125,631	$125,503	$108,705	$101,866

Net interest income excluding valuations	$124,093	$125,199	$125,333	$108,199	$101,583

Net interest income on a tax-equivalent basis excluding valuations	$125,688	$126,650	$126,796	$109,833	$103,324

Average Balances
Loans and leases	$10,077,907	$10,199,808	$10,297,835	$10,183,229	$10,389,246
Total securities and other short-term investments	2,675,755	2,576,421	2,238,701	2,450,198	2,397,918
Average Interest-Earning Assets	$12,753,662	$12,776,229	$12,536,536	$12,633,427	$12,787,164

Average Interest-Bearing Liabilities	$10,652,144	$10,700,868	$10,518,169	$10,577,054	$10,725,162

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.10%	5.14%	5.30%	4.89%	4.78%
Average rate on interest-bearing liabilities - GAAP	1.36%	1.47%	1.57%	1.71%	1.88%
Net interest spread - GAAP	3.74%	3.67%	3.73%	3.18%	2.90%
Net interest margin - GAAP	3.96%	3.91%	3.98%	3.46%	3.20%

Average yield on interest-earning assets excluding valuations	5.08%	5.13%	5.29%	4.89%	4.77%
Average rate on interest-bearing liabilities excluding valuations	1.36%	1.47%	1.57%	1.73%	1.88%
Net interest spread excluding valuations	3.72%	3.66%	3.72%	3.16%	2.89%
Net interest margin excluding valuations	3.95%	3.90%	3.98%	3.44%	3.20%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.13%	5.17%	5.34%	4.94%	4.83%
Average rate on interest-bearing liabilities excluding valuations	1.36%	1.47%	1.57%	1.73%	1.88%
Net interest spread on a tax-equivalent basis and excluding valuations	3.77%	3.70%	3.77%	3.21%	2.95%
Net interest margin on a tax-equivalent basis and excluding valuations	4.00%	3.94%	4.02%	3.50%	3.25%

Net interest income, excluding valuations, decreased by $1.1 million when compared to the fourth quarter of 2012. Approximately $1.6 million of the decrease was related to the impact of two fewer days in the first quarter as the decrease in interest income on loans and investments with interest accrued on actual/actual basis offset the decrease in the interest expense on deposits and other funding sources. Other items adversely impacting net interest income were: (i) an adverse impact of approximately $0.9 million, primarily associated with one large commercial loan placed in non-accrual status during the first quarter, (ii) the reduction in the average balance of commercial loans, which resulted in a decrease in interest income of approximately $1.3 million, and (iii) a decrease of $1.0 million in interest income on U.S. agency mortgage-backed securities, reflecting lower yields, in part due to the adverse impact of faster prepayment rates on securities purchased at a premium.

Partially offsetting the aforementioned items was an increase of 5 basis points in the net interest margin to 3.95%, driven by the 11 basis points reduction in the average cost of funding. Approximately $0.8 million of the $3.7 million reduction in total interest expenses was due to fewer days in the first quarter with the remaining improvement primarily related to the renewal of brokered CDs at lower current rates and the repayment of matured FHLB advances. The average cost of brokered CDs decreased by 21 basis points. During the first quarter of 2013, the Corporation repaid approximately $564.6 million of matured brokered CDs with an all-in cost of 1.91% and new issuances amounted to $552.6 million with an all-in cost of 0.84%. Meanwhile, the average rate paid on non-brokered deposits, including interest-bearing checking accounts, savings and retail CDs, declined by 3 basis points to 0.98% during the first quarter of 2013. The Corporation’s strategic focus has remained on growing non-brokered deposits and improving the overall funding mix. Average non-brokered interest-bearing deposits increased by $57.8 million compared to the fourth quarter of 2012. In addition, during the first quarter of 2013, the Corporation repaid $130 million of maturing Federal Home Loan Bank advances that carried an average cost of 3.39%. The decrease of $69.1 million in the average cash balances maintained at the Federal Reserve also contributed to the improvement in net interest margin.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the first quarter of 2013 was $111.1 million, including $64.1 million related to the bulk sale of assets and the transfer of loans to held for sale. Excluding the impact of the bulk sale and the transfer of loans to held for sale, the provision for loan and lease losses for the first quarter of 2013 was $47.0 million, up $16.5 million from the fourth quarter of 2012, primarily reflecting the inflow of certain large commercial relationships into non-performing and adversely classified categories, and the impact of the bulk sale on the determination of the general reserve for the commercial and construction portfolio. The increase was primarily related to the Puerto Rico portfolio, an increase of $23.2 million, excluding the impact of the bulk sale and loans transferred to held for sale. A significant portion of the increase in the provision related to Puerto Rico loans was related to three relationships downgraded to adversely classified categories that required a provision of $17.8 million in the first quarter of 2013. The largest one of these relationships is a Trouble Debt Restructuring less than 90 days past due. Partially offsetting this increase was a reduction of $5.0 million in the provision for loan losses related to the Virgin Islands portfolio, excluding the impact of loans transferred to held for sale, and a decrease of $1.6 million in the provision for loan losses related to the Unites States portfolio (see “Credit Quality” section below for a full discussion).

Non-Interest Income

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012

Service charges on deposit accounts	$3,380	$3,228	$3,267	$3,240	$3,247
Mortgage banking activities	4,580	6,700	4,728	4,057	4,475
Net loss on investments and impairments	(117)	(69)	(547)	(143)	(1,207)
Broker-dealer income	-	-	20	1,347	1,263
Other operating income	11,324	10,239	9,857	8,012	6,933
Equity in losses of unconsolidated entities	(5,538)	(8,330)	(2,199)	(2,491)	(6,236)

Non-interest income	$13,629	$11,768	$15,126	$14,022	$8,475

Non-interest income increased $1.9 million from the 2012 fourth quarter primarily due to:

  A decrease in equity in losses of unconsolidated entities of approximately $2.8 million, to $5.5 million recorded in the first quarter compared to a charge of $8.3 million for the fourth quarter of 2012. This adjustment is related to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank in 2011. The Bank holds a 35% subordinated ownership interest in CPG/GS. This investment is accounted for under the equity method and following the hypothetical liquidation book value (“HLBV”) method to determine the Bank’s share in CPG/GS earnings or losses. Under the HLBV method, the Bank determines its share in CPG/GS earnings or losses by determining the difference between its claim on CPG/GS book value at the end of the period as compared to the beginning of the period. The positive variance results from changes in the fair value of loans receivable held by CPG/GS where fair value is determined on a discounted cash flow basis. At valuation dates, key inputs and assumptions are updated to reflect changes in the market, the performance of the underlying assets, and expectations of a market participant.
  An increase of $0.7 million in revenues from the insurance agency activities, primarily reflecting seasonal profit sharing received by the agency based on the volume of insurance policies production, included as part of “other operating income” in the table above.

Partially offset by:

  A $2.1 million decrease in revenues from the mortgage banking business, including a decrease of approximately $1.7 million in gains from securitization activities, mainly due to fluctuations in market prices of GNMA mortgage-backed securities, and a $0.9 million reduction in gains on sales of residential mortgage loans to government-sponsored entities attributable to both a lower volume of sales and lower profit margins. The Corporation sold approximately $59.6 million of residential mortgage loans to government-sponsored entities in the first quarter of 2013, realizing gains of $1.3 million (including the recognition of servicing assets), compared to sales of $67.0 million and gains of $2.2 million recorded in the fourth quarter of 2012.

Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2013	2012	2012	2012	2012

Employees' compensation and benefits	$33,554	$31,840	$31,058	$31,101	$31,611
Occupancy and equipment	15,070	14,972	15,208	15,181	15,676
Deposit insurance premium	11,517	11,897	11,657	11,982	11,987
Other insurance and supervisory fees	1,289	1,366	1,366	1,320	1,021
Taxes, other than income taxes	2,989	3,013	3,499	3,435	3,416
Professional fees	9,920	5,557	6,295	5,322	5,179
Business promotion	3,357	4,067	4,004	3,475	2,547
Net loss on REO operations	7,310	6,201	8,686	6,786	3,443
Other	13,004	11,992	10,070	8,340	10,313
Total	$98,010	$90,905	$91,843	$86,942	$85,193

Non-interest expenses increased $7.1 million to $98.0 million in the first quarter of 2013, including non-recurring professional service costs of $3.9 million recorded in the first quarter in connection with the bulk sale of assets and non-recurring charges of $1.2 million for professional fees related to the previously announced not consummated preferred stock exchange offer. Excluding these non-recurring charges, non-interest expenses increased by $2.0 million compared to the fourth quarter of 2012, substantially related to:

  A $1.7 million increase in employees’ compensation and benefits expenses primarily reflecting higher seasonal payroll taxes and incentive compensation.
  A $1.1 million increase in losses from OREO activities primarily reflecting both higher write-downs and losses at the time of sale of OREO properties, including a loss of $0.7 million on the sale of OREO properties to another company.
  Other increases include: (i) a negative variance of $0.7 million in the provision for off-balance sheet exposures (mainly for unfunded loan commitments), as this quarter reflects a reserve release of $0.1 million compared to a release of $0.8 million in the fourth quarter of 2012, (ii) an increase of $0.5 million in the amortization of the Purchased credit card relationship intangible assets, and (iii) a $0.3 million increases in losses on the sale of non-real estate repossessed assets. All of these variances are included as part of “Other” in the table above.

Partially offset by:

  A $0.7 million decrease in business promotion expenses, primarily lower marketing expenses.
  A $0.4 million decrease in the deposit insurance premium, mainly due to improvements in the core deposit base, reduction of brokered deposits, and a decrease in average assets.

Income Taxes

The income tax expense for the first quarter of 2013 amounted to $1.6 million compared to an income tax expense of $1.5 million for the fourth quarter of 2012, a slight variance driven by higher taxable income of profitable subsidiaries. As of March 31, 2013, the deferred tax asset, net of a valuation allowance of $365.7 million, amounted to $4.4 million compared to $4.9 million as of December 31, 2012. The Corporation’s banking subsidiary, First Bank, continues to maintain a full valuation allowance with respect to its net deferred tax asset. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns; thus, losses of one entity cannot offset income of another entity.

CREDIT QUALITY

	Non-Performing Assets
	(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
		2013	2012	2012	2012	2012
	Non-performing loans held for investment:
	Residential mortgage	$311,495	$313,626	$320,913	$333,043	$341,188
	Commercial mortgage	136,708	214,780	231,163	239,881	244,391
	Commercial and Industrial	141,045	230,090	230,459	255,253	263,604
	Construction	59,810	178,190	189,458	202,133	231,071
	Consumer and Finance leases	33,652	38,875	36,051	35,378	39,159
	Total non-performing loans held for investment	682,710	975,561	1,008,044	1,065,688	1,119,413

	REO	181,479	185,764	177,001	167,341	135,905
	Other repossessed property	9,913	10,107	9,775	10,601	12,494
	Other assets (1)	64,543	64,543	64,543	64,543	64,543
	Total non-performing assets, excluding loans held for sale	$938,645	$1,235,975	$1,259,363	$1,308,173	$1,332,355

	Non-performing loans held for sale	147,995	2,243	-	-	-
	Total non-performing assets, including loans held for sale (2)	$1,086,640	$1,238,218	$1,259,363	$1,308,173	$1,332,355

	Past-due loans 90 days and still accruing	$125,384	$142,012	$141,028	$120,585	$133,191
	Non-performing loans held for investment to total loans held for investment	7.14%	9.70%	9.89%	10.35%	10.87%
	Non-performing loans to total loans	8.45%	9.64%	9.83%	10.29%	10.83%
	Non-performing assets, excluding non-performing loans held for sale,
	to total assets, excluding non-performing loans held for sale	7.30%	9.44%	9.58%	10.13%	10.18%
	Non-performing assets to total assets	8.35%	9.45%	9.58%	10.13%	10.18%

(1)	Collateral pledged with Lehman Brothers Special Financing, Inc.
(2)	Amount excludes purchased credit impaired loans with a carrying value as of March 31, 2013 of approximately $9.2 million acquired as part of the credit card portfolio acquired from FIA.

The Corporation continues to execute its strategic plan and achieved a reduction of $151.6 million in non-performing assets driven by the bulk sale of assets, which included $185.0 million of non-performing assets. Total non-performing loans, including non-performing loans held for sale, decreased by $147.1 million. This reduction reflects the impact of the inclusion in the bulk sale of non-performing loans having a book value of approximately $178.7 million and charge-offs of $36.0 million associated with loans transferred to held for sale. This was partially offset by inflows of loans to non-performing status amounting to $175.9 million, an increase of $64.3 million compared to inflows in the fourth quarter of 2012. Most of the increase in inflows was associated with two commercial mortgage relationships in individual amounts that exceed $10 million and aggregate $85.0 million. Excluding these two relationships, total inflows of loans to non-performing status was $20.7 million lower than inflows in the fourth quarter of 2012. Total delinquencies, which include all loans 30 days or more past due and non-accrual loans, decreased by $146.2 million and the level of adversely classified commercial and construction loans decreased by $198.2 million to $816.5 million, or a 20% decrease, compared to the prior quarter. The net charge-off activity increased to $204.0 million, from $40.6 million for the fourth quarter of 2012. The increase reflects the impact of $98.5 million of charge-offs related to the bulk sale and $36.0 million of charge-offs related to the transfer of loans to held for sale. Excluding the impact of the bulk sale and the transfer of loans to held for sale, net charge-offs were $69.5 million, or an annualized 2.87% of average loans, up from $40.6 million, or an annualized 1.59%, in the fourth quarter of 2012. The increase was primarily due to a $25.4 million charge-off related to a single C&I relationship restructured through a loan split in the first quarter of 2013 and for which additional significant reserves were not necessary. Given the prolonged recession and uncertainties in the economic environment in Puerto Rico, the Corporation continued to face pressures related to its non-performing and charge-offs levels. The Corporation continues with its emphasis in the loan resolution and liquidation strategies.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans, including non-performing loans held for sale, were $830.7 million at March 31, 2012. This represents a decrease of $147.1 million, or 15%, from $977.8 million at December 31, 2012. This reduction reflects the impact of the bulk sale and charge-offs related to the transfer of loans to held for sale, partially offset by the increase in inflows of commercial mortgage and construction loans to non-performing status as described below.

Non-performing C&I loans, including non-performing C&I loans held for sale, decreased by $90.2 million, or 39%, on a sequential quarter basis driven by the impact of non-performing C&I loans included in the bulk sale with a book value of $85.3 million and a charge-off of $25.4 million on a single relationship restructured through a loan split in the first quarter of 2013. Partially offsetting the aforementioned decreases were inflows of $20.2 million during the first quarter of 2013, mainly concentrated in Puerto Rico. The largest C&I loan that entered into non-performing status during the first quarter of 2013 amounted to $6.5 million. Total inflows of non-performing C&I loans decreased by $14.3 million from $34.5 million for the fourth quarter of 2012 to $20.2 million in the first quarter of 2013.

Non-performing construction loans, including non-performing construction loans held for sale, decreased by $61.3 million, or 34%, from the end of the fourth quarter of 2012, primarily reflecting the impact of non-performing construction loans included in the bulk sale with a book value of $41.4 million as well as charge-offs of $21.4 million related to construction loans transferred to held for sale. The decrease in non-performing construction loans was primarily in Puerto Rico with a reduction of $46.3 million with the remaining decrease of $15.0 million related to charge-offs on a single relationship transferred to held for sale in the Virgin Islands. The inflows of non-performing construction loans of $6.0 million during the first quarter of 2013 increased by $5.3 million compared to inflows of $0.7 million in the fourth quarter of 2012, an increase primarily associated with one relationship in Puerto Rico.

Non-performing commercial mortgage loans, including non-performing commercial mortgage loans held for sale, increased by $11.8 million, or 5%, from the end of the fourth quarter of 2012. The increase was primarily related to the inflow of two relationships in individual amounts that exceed $10 million and aggregate $85.0 million. This was partially offset by the impact of the inclusion in the bulk sale of non-performing commercial mortgage loans having a book value of $51.5 million and charge-offs of $14.6 million related to the transfer of commercial mortgage loans to held for sale. Non-performing commercial mortgage loans increased by $20.9 million in Puerto Rico, led by the increase in inflows, including the two large relationships mentioned above. Non-performing commercial mortgage loans in the Virgin Islands decreased by $7.3 million, driven by the restoration to accrual status after a sustained period of performance of a $5.8 million modified loan. The decrease of $1.8 million in the United States portfolio was driven by a $1.4 million loan paid-in full during the first quarter. Total inflows of non-performing commercial mortgage loans of $91.1 million during the first quarter of 2013 increased by $85.2 million compared to inflows of $5.9 million in the fourth quarter of 2012 primarily associated with the two relationships mentioned above.

Non-performing residential mortgage loans decreased by $2.1 million, or 1%, from December 31, 2012. The decrease includes approximately $17.0 million of loans with cured delinquencies and also reflects reductions due to foreclosures of $13.6 million, the restoration to accrual status of approximately $5.1 million of modified loans that successfully completed a trial performance period, and $0.9 million of residential mortgage loans included as part of the bulk sale of assets. Borrowers’ payments and charge-offs also contributed to the decrease. Non-performing residential mortgage loans decreased by $1.8 million and $1.0 million in Puerto Rico and the United States, respectively, compared to the fourth quarter of 2012, and increased by $0.6 million in the Virgin Islands. The level of inflows of non-performing residential mortgage loans decreased from $51.0 million for the fourth quarter of 2012 to $45.3 million in the first quarter of 2013. Approximately $190.9 million, or 61% of total non-performing residential mortgage loans, have been written down to their net realizable value.

The levels of non-performing consumer loans, including finance leases, showed a $5.2 million decrease during the first quarter of 2013 mainly related to auto loans and boat financings. The inflows of non-performing consumer loans decreased from $19.5 million for the fourth quarter of 2012 to $13.3 million for the first quarter of 2013.

As of March 31, 2013, approximately $229.0 million, or 34%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See “Allowance for Loan and Lease Losses” discussion below for additional information.)

The OREO portfolio, which is part of non-performing assets, decreased by $4.3 million to $181.5 million, mainly reflecting the impact of the inclusion in the bulk sale of assets of commercial OREO properties having a book value of $6.3 million and write-downs. We expect to see continued movement of credits in and out of OREO as we continue to execute our loan resolution strategies.

The following table shows the activity during the first quarter of 2013 of the OREO portfolio by geographic region and type of property:

(In thousands)	As of March 31, 2013
	Puerto Rico			Virgin Islands			United States			Consolidated
	Residential	Commercial	Construction	Residential	Commercial	Construction	Residential	Commercial	Construction
Beginning Balance	$66,358	$55,804	$23,521	$3,802	$3,018	$17,439	$1,440	$11,786	$2,596	$185,764
Additions	13,686	4,818	-	1,168	-	-	450	-	-	20,122
Sales	(11,161)	(2,735)	(287)	(180)	-	-	(350)	-	-	(14,713)
Fair value adjustments	(3,226)	(3,637)	(2,746)	(35)	-	-	(50)	-	-	(9,694)
Ending balance	$65,657	$54,250	$20,488	$4,755	$3,018	$17,439	$1,490	$11,786	$2,596	$181,479

The over 90-days delinquent, but still accruing loans, excluding loans guaranteed by the U.S. Government, decreased during the first quarter of 2013 by $8.4 million to $40.3 million, or 0.42% of total loans held for investment, as of March 31, 2013. Loans 30 to 89 days delinquent increased by $17.5 million, to $263.6 million, as of March 31, 2013.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	(Dollars in thousands)	March 31,		December 31,	September 30,	June 30,	March 31,
		2013		2012	2012	2012	2012

	Allowance for loan and lease losses, beginning of period	$435,414		$445,531	$457,153	$483,943	$493,917
	Provision (recovery) for loan and lease losses:
	Residential mortgage	7,948	(1)	8,744	9,083	16,368	2,336
	Commercial mortgage	36,397	(2)	4,119	(6,617)	142	1,578
	Commercial and Industrial	35,292	(3)	8,071	8,117	2,427	20,158
	Construction	21,948	(4)	(2,474)	6,379	(666)	7,716
	Consumer and finance leases	9,538		12,006	11,990	6,613	4,409
	Total provision for loan and lease losses	111,123	(5)	30,466	28,952	24,884	36,197
	Net charge-offs of loans:
	Residential mortgage	(11,580)	(6)	(9,555)	(7,358)	(14,211)	(5,731)
	Commercial mortgage	(56,036)	(7)	(6,101)	(5,002)	(6,271)	(3,594)
	Commercial and Industrial	(84,829)	(8)	(12,601)	(12,261)	(8,385)	(12,669)
	Construction	(38,515)	(9)	(1,837)	(8,326)	(15,186)	(15,392)
	Consumer and finance leases	(13,046)		(10,489)	(7,627)	(7,621)	(8,785)
	Net charge-offs	(204,006)	(10)	(40,583)	(40,574)	(51,674)	(46,171)
	Allowance for loan and lease losses, end of period	$342,531		$435,414	$445,531	$457,153	$483,943

	Allowance for loan and lease losses to period end total loans held for investment	3.58%		4.33%	4.37%	4.44%	4.70%
	Net charge-offs (annualized) to average loans outstanding during the period	8.10%		1.59%	1.58%	2.03%	1.78%
	Net charge-offs (annualized), excluding charge-offs related to loans sold and loans
	transferred to held for sale, to average loans outstanding during the period	2.87%		1.59%	1.58%	2.03%	1.78%
	Provision for loan and lease losses to net charge-offs during the period	0.54x		0.75x	0.71x	0.48x	0.78x
	Provision for loan and lease losses to net charge-offs during the period, excluding
	impact of loans sold and loans transferred to held for sale	0.68x		0.75x	0.71x	0.48x	0.78x
(1)	Includes provision of $1.0 million associated with the bulk loan sale.
(2)	Includes provision of $28.7 million associated with the bulk loan sale and the transfer of loans to held for sale.
(3)	Includes provision of $20.8 million associated with the bulk loan sale.
(4)	Includes provision of $13.6 million associated with the bulk loan sale and the transfer of loans to held for sale.
(5)	Includes provision of $64.1 million associated with the bulk loan sale and the transfer of loans to held for sale.
(6)	Includes net charge-offs totaling $1.0 million associated with the bulk loan sale.
(7)	Includes net charge-offs of $54.6 million associated with the bulk loan sale and the transfer of loans to held for sale.
(8)	Includes net charge-offs totaling $44.7 million associated with the bulk loan sale.
(9)	Includes net charge-offs of $34.2 million associated with the bulk loan sale and the transfer of loans to held for sale.
(10)	Includes net charge-offs of $134.5 million associated with the bulk loan sale and the transfer of loans to held for sale.

Provision for Loan and Lease Losses

The provision for loan and lease losses of $111.1 million for the first quarter of 2013 includes $64.1 million related to the bulk sale of assets and the transfer of loans to held for sale. Excluding the impact of the bulk sale and the transfer of loans to held for sale, the provision for loan and lease losses for the first quarter of 2013 was $47.0 million, or $16.5 million higher than the provision recorded in the fourth quarter of 2012. The increase was primarily related to the migration into non-performing and adversely classified categories of three commercial relationships totaling approximately $132 million that required a provision of $17.8 million during the first quarter. The increase was also related to the impact of the bulk sale on the determination of the general reserve that resulted in an additional charge of approximately $7 million. Partially offsetting these increases was a $2.5 million decrease in the provision for consumer loans. The allowance for loan losses to total non-performing loans held for investment ratio was 50.17% as of March 31, 2013 compared to 44.63% at the end of the fourth quarter of 2012.

In Puerto Rico, the Corporation recorded a provision for loan and lease losses of $104.9 million, including $57.9 million related to the bulk sale of assets and the transfer of loans to held for sale. Excluding the impact of the bulk sale and the transfer of loans to held for sale, the provision for loan and lease losses in Puerto Rico for the first quarter of 2013 was $47.0 million, or $23.2 million higher than the provision recorded in the fourth quarter of 2012. The increase was primarily related to the aforementioned migration of three large relationships to adversely classified categories and non-performing status that required a provision of $17.8 million. In addition, the higher provision was related to the impact of the bulk sale on the general reserve determination for C&I, commercial mortgage and construction loans. Excluding the impact of the bulk sale and losses associated with the transfer of loans to held for sale, the provision for C&I loans, commercial mortgage loans and construction loans in Puerto Rico increased by $10.6 million, $5.5 million, and $7.6 million, respectively, compared to the provision recorded in the fourth quarter of 2012. These increases were partially offset by a decrease of $1.2 million in the provision for consumer loans.

The Corporation recorded a provision related to loans in the United States of $1.5 million for the first quarter of 2013 compared to a provision of $3.2 million for the fourth quarter of 2012. The decrease in the provision was mainly related to the commercial mortgage loan portfolio due to lower charge-offs as the previous quarter included the impact of losses related to certain non-performing loans sold.

With respect to the Virgin Islands portfolio, the Corporation recorded a provision for loan and lease losses of $4.7 million, including a provision of $6.3 million related to a construction loan relationship transferred to held for sale. Excluding the impact of the loans transferred to held for sale, the Corporation recorded a reserve release of $1.5 million in the Virgin Islands, compared to a provision of $3.5 million in the fourth quarter of 2012. The variance was primarily related to the residential mortgage loans portfolio, mainly due to updated appraisals and lower charge-offs, and consumer loans, due to improvements in delinquency and charge-offs trends.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of March 31, 2013 and December 31, 2012 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2013

Non-performing loans held for investment charged-off to realizable value	$190,866	$1,771	$30,894	$3,500	$1,928	$228,959
Other non-performing loans held for investment	120,629	134,937	110,151	56,310	31,724	453,751
Total non-performing loans held for investment	$311,495	$136,708	$141,045	$59,810	$33,652	$682,710

Allowance to non-performing loans held for investment	20.78%	57.09%	69.03%	75.29%	170.45%	50.17%
Allowance to non-performing loans held for investment,
excluding non-performing loans charged-off to realizable value	53.65%	57.84%	88.39%	79.97%	180.81%	75.49%

As of December 31, 2012

Non-performing loans held for investment charged-off to realizable value	$170,555	$7,194	$25,925	$43,943	$1,219	$248,836
Other non-performing loans held for investment	143,071	207,586	204,165	134,247	37,656	726,725
Total non-performing loans held for investment	$313,626	$214,780	$230,090	$178,190	$38,875	$975,561

Allowance to non-performing loans held for investment	21.79%	45.48%	63.84%	34.57%	156.57%	44.63%
Allowance to non-performing loans held for investment,
excluding non-performing loans charged-off to realizable value	47.78%	47.06%	71.95%	45.89%	161.64%	59.91%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2013 and December 31, 2012 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2013

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$142,984	$30,531	$31,149	$27,928	$3,423	$236,015

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	436,321	172,642	191,890	42,723	23,196	866,772
Allowance for loan and lease losses	47,495	36,110	35,383	21,067	3,327	143,382
Allowance for loan and lease losses to principal balance	10.89%	20.92%	18.44%	49.31%	14.34%	16.54%

PCI loans:
Carrying value of PCI loans	-	-	-	-	9,224	9,224
Allowance for PCI loans	-	-	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,134,778	1,468,096	2,709,332	152,111	1,984,218	8,448,535
Allowance for loan and lease losses	17,227	41,943	61,980	23,966	54,033	199,149
Allowance for loan and lease losses to principal balance	0.81%	2.86%	2.29%	15.76%	2.72%	2.36%

Total loans held for investment:
Principal balance of loans	$2,714,083	$1,671,269	$2,932,371	$222,762	$2,020,061	$9,560,546
Allowance for loan and lease losses	64,722	78,053	97,363	45,033	57,360	342,531
Allowance for loan and lease losses to principal balance	2.38%	4.67%	3.32%	20.22%	2.84%	3.58%

As of December 31, 2012

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$122,056	$44,495	$35,673	$21,179	$2,615	$226,018

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	462,663	310,030	284,357	159,504	22,722	1,239,276
Allowance for loan and lease losses	47,171	50,959	80,167	39,572	3,880	221,749
Allowance for loan and lease losses to principal balance	10.20%	16.44%	28.19%	24.81%	17.08%	17.89%

PCI loans:
Carrying value of PCI loans	-	-	-	-	10,602	10,602
Allowance for PCI loans	-	-	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,162,498	1,529,273	2,728,517	181,192	1,976,738	8,578,218
Allowance for loan and lease losses	21,183	46,733	66,733	22,028	56,988	213,665
Allowance for loan and lease losses to principal balance	0.98%	3.06%	2.45%	12.16%	2.88%	2.49%

Total loans held for investment:
Principal balance of loans	$2,747,217	$1,883,798	$3,048,547	$361,875	$2,012,677	$10,054,114
Allowance for loan and lease losses	68,354	97,692	146,900	61,600	60,868	435,414
Allowance for loan and lease losses to principal balance	2.49%	5.19%	4.82%	17.02%	3.02%	4.33%

Net Charge-Offs

Total net charge-offs for the first quarter of 2013 were $204.0 million, or 8.10% of average loans on an annualized basis, including $134.5 million of charge-offs related to the bulk sale and the transfer of loans to held for sale. Excluding the impact of charge-offs related to the bulk sale and the transfer of loans to held for sale, total net charge-offs for the first quarter of 2013 were $69.5 million, or 2.87% of average loans, compared to $40.6 million, or an annualized 1.59%, for the fourth quarter of 2012. The increase was primarily due to a $25.4 million charge-off related to a single commercial relationship restructured in the first quarter of 2013 into a split Note A/Note B.

C&I loans net charge-offs in the first quarter of 2013 totaled $84.8 million, or an annualized 11.16% of related average loans, including $44.7 million of charge-offs related to the bulk sale. Excluding the impact of charge-offs related to the bulk sale, C&I net charge-offs for the first quarter of 2013 were $40.1 million, or 5.47% of average loans, up from $12.6 million, or an annualized 1.40% of related loans, for the fourth quarter of 2012. Substantially all of the charge-offs recorded in the first quarter were in Puerto Rico, including the aforementioned $25.4 million charge-off on a single relationship restructured through a loan split in the first quarter of 2013. The charge-offs for the first quarter also included an aggregate $12.7 million related to five relationships in Puerto Rico with individual charge-offs in excess of $1 million.

Commercial mortgage loans net charge-offs in the first quarter of 2013 were $56.0 million, or an annualized 12.06% of related average loans, including $54.6 million of charge-offs related to the bulk sale and the transfer of loans to held for sale. Excluding the impact of charge-offs related to the bulk sale and the transfer of loans to held for sale, commercial mortgage loans net charge-offs for the first quarter of 2013 were $1.4 million, or 0.34% of average loans, down from $6.1 million, or an annualized 1.70% of related loans, for the fourth quarter of 2012. Commercial mortgage loans net charge-offs in the first quarter of 2013 were primarily in Puerto Rico, including $1.0 million related to a single relationship.

Construction loans net charge-offs in the first quarter of 2013 were $38.5 million, or an annualized 44.66% of related average loans, including $34.2 million of charge-offs related to the bulk sale and the transfer of loans to held for sale. Excluding the impact of charge-offs related to the bulk sale and the transfer of loans to held for sale, construction net charge-offs for the first quarter of 2013 were $4.4 million, or 7.74% of average loans, up from $1.8 million, or an annualized 2.06% of related loans, for the fourth quarter of 2012. Construction loans net charge-offs in the first quarter included a $2.9 million charge-off on one residential land loan in Puerto Rico that entered into non-performing status during the first quarter.

Residential mortgage loans net charge-offs in the first quarter of 2013 were $11.6 million, or an annualized 1.65% of related average loans, including $1.0 million of charge-offs related to the bulk sale. Excluding the impact of charge-offs related to the bulk sale, residential mortgage loans net charge-offs for the first quarter of 2013 were $10.5 million, or 1.50% of average loans, up from $9.6 million, or an annualized 1.36% of related loans, for the fourth quarter of 2012. Approximately $6.8 million in charge-offs for the first quarter of 2013 resulted from valuations for impairment purposes of residential mortgage loans considered homogeneous given high delinquency and loan-to-value levels, compared to $5.7 million in the fourth quarter of 2012. Net charge-offs on residential mortgage loans also included $2.8 million related to foreclosures, compared to $2.9 million in the fourth quarter of 2012.

Net charge-offs of consumer loans and finance leases in the first quarter of 2013 were $13.0 million, or an annualized 2.59% of related average loans, compared to $10.5 million, or an annualized 2.10% of average loans in the fourth quarter of 2012. The decrease reflects lower recoveries as the previous quarter included a recovery of $1.8 million related to previously fully charged-off small personal loans that were sold.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

		Quarter Ended
		March 31,		December 31,	September 30,	June 30,	March 31,
		2013		2012	2012	2012	2012

	Residential mortgage	1.65%	(1)	1.36%	1.05%	2.04%	0.82%

	Commercial mortgage	12.06%	(2)	1.70%	1.36%	1.68%	0.92%

	Commercial and Industrial	11.16%	(3)	1.40%	1.33%	0.88%	1.25%

	Construction	44.66%	(4)	2.06%	9.11%	15.21%	14.23%

	Consumer and finance leases	2.59%		2.10%	1.55%	1.81%	2.26%

	Total loans	8.10%	(5)	1.59%	1.58%	2.03%	1.78%

(1)

Includes net charge-offs totaling $1.0 million associated with the bulk loan sale. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale, was 1.50%.

(2)

Includes net charge-offs of $54.6 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 0.34%.

(3)

Includes net charge-offs totaling $44.7 million associated with the bulk loan sale. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale, was 5.47%.

(4)

Includes net charge-offs of $34.2 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 7.74%.

(5)

Includes net charge-offs of $134.5 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 2.87%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

		Quarter Ended
		March 31,		December 31,		September 30,		June 30,		March 31,
		2013		2012		2012		2012		2012
	PUERTO RICO:

	Residential mortgage	2.03%	(1)	1.61%		1.33%		2.42%		0.95%

	Commercial mortgage	15.35%	(2)	1.32%		2.08%		1.18%		0.98%

	Commercial and Industrial	11.68%	(3)	1.50%		1.43%		0.98%		1.33%

	Construction	40.80%	(4)	2.44%		2.28%		3.63%		15.78%

	Consumer and finance leases	2.65%		2.13%		1.56%		1.73%		2.28%

	Total loans	8.64%	(5)	1.67%		1.53%		1.58%		1.80%

	VIRGIN ISLANDS:

	Residential mortgage	0.16%		0.46%		-0.02%	(11)	0.08%		0.08%

	Commercial mortgage	0.00%		0.00%		0.00%		0.00%		0.00%

	Commercial and Industrial	4.13%		0.00%		0.00%		0.00%		0.03%

	Construction	62.87%	(6)	1.71%		26.04%		42.57%		19.29%

	Consumer and finance leases	0.48%		1.10%		1.16%		1.07%		0.90%

	Total loans	9.36%	(7)	0.51%		3.48%		6.23%		3.22%

	UNITED STATES:

	Residential mortgage	0.70%		0.69%		0.30%		1.91%		0.90%

	Commercial mortgage	-0.02%	(8)	3.08%		-0.40%	(8)	3.32%		0.93%

	Commercial and Industrial	-0.01%	(9)	-0.01%	(9)	-0.01%	(9)	-3.38%	(9)	0.72%

	Construction	-1.59%	(10)	-0.33%	(10)	-0.50%	(10)	-0.76%	(10)	-33.52%	(10)

	Consumer and finance leases	1.98%		2.33%		1.64%		6.92%		3.59%

	Total loans	0.30%		1.85%		-0.04%	(12)	2.45%		0.00%

(1)

Includes net charge-offs totaling $1.0 million associated with the bulk loan sale. The ratio of residential mortgage net charge-offs to average loans in Puerto Rico, excluding charge-offs associated with the bulk loan sale, was 1.84%.

(2)

Includes net charge-offs of $54.6 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans in Puerto Rico, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 0.45%.

(3)

Includes net charge-offs totaling $44.7 million associated with the bulk loan sale. The ratio of commercial and industrial net charge-offs to average loans in Puerto Rico, excluding charge-offs associated with the bulk loan sale, was 5.65%.

(4)

Includes net charge-offs of $19.0 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans in Puerto Rico, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 10.74%.

(5)

Includes net charge-offs of $119.3 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans in Puerto Rico, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 3.25%.

(6)

Includes net charge-offs of $15.2 million associated with the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans in the Virgin Islands, excluding charge-offs associated with the transfer of loans to held for sale, was 0.00%.

(7)

Includes net charge-offs of $15.2 million associated with the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans in Puerto Rico, excluding charge-offs associated with the transfer of loans to held for sale, was 0.84%.

(8)	For the first quarter of 2013 and third quarter of 2012, recoveries in commercial mortgage loans in Florida exceeded charge-offs.
(9)	For the first quarter of 2013 and fourth, third, and second quarter of 2012, recoveries in commercial and industrial loans in Florida exceeded charge-offs.
(10)	For the first quarter of 2013 and fourth, third, second, and first quarter of 2012, recoveries in construction loans in Florida exceeded charge-offs.
(11)	For the third quarter of 2012, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
(12)	For the third quarter of 2012, recoveries in total loans in Florida exceeded charge-offs.

Balance Sheet

Total assets were approximately $13.0 billion as of March 31, 2013, down $93.9 million from December 31, 2012. The decrease was primarily reflected in total loans, net of allowance, which declined $210.3 million led by the bulk sale of assets. Cash and cash equivalents decreased by $184.3 million and total investments increased by $314.4 million mainly due to purchases of approximately $395 million of 15-20 Years U.S. agency MBS.

The Corporation is experiencing continued loan demand and has continued its targeted origination strategy. During the first quarter of 2013, total loan originations, including refinancings and draws from existing revolving and non-revolving commitments, amounted to approximately $715.3 million, compared to $816.4 million in loan originations in the previous quarter. C&I loan originations (excluding government loans) amounted to $208.0 million, compared to $303.3 million in the fourth quarter of 2012; the decrease was mainly related to lower draws from revolving commitments and floor plan activity. However, the volume of new C&I loan originations with individual amounts in excess of $1 million increased by $14.2 million primarily in Florida. Government loan originations amounted to $52.2 million, an increase of $2.7 million compared to the previous quarter. Residential mortgage loan originations and purchases amounted to $229.4 million for the first quarter of 2013 compared to $213.7 million for the fourth quarter of 2012. Originations of auto loans (including finance leases) amounted to $146.1 million for the first quarter of 2013 compared to $149.9 million for the fourth quarter of 2012 and other personal loan originations amounted to $46.0 million, compared to $57.5 million for the fourth quarter of 2012. The aforementioned figures exclude the utilization activity on outstanding credit cards of approximately $86.9 million for the first quarter of 2013 compared to $97.7 million in the fourth quarter of 2012.

As of December 31, 2012, liabilities totaled $11.6 billion, a decrease of approximately $12.8 million from December 31, 2012. The decrease in total liabilities is mainly attributable to the repayment of $130 million of matured FHLB advances, a decline of $14.4 million of government deposits, and a reduction of $12.6 million in brokered CDs. Non-brokered deposits, excluding government deposits, increased by $145.6 million reflecting increases in both commercial and retail deposits.

The Corporation’s total stockholders’ equity amounted to $1.40 billion as of March 31, 2013, a decrease of $81.0 million from December 31, 2012, driven by the net loss of $72.6 million and a decrease of $8.6 million in other comprehensive income due to lower unrealized gains on available-for-sale securities.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of March 31, 2013 were 17.44%, 16.15%, and 12.06%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 17.82%, 16.51%, and 12.60%, respectively, at the end of the fourth quarter of 2012. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of March 31, 2013 of its banking subsidiary, FirstBank Puerto Rico, were 16.98%, 15.69%, and 11.74%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 17.35%, 16.04%, and 12.25%, respectively, at the end of the prior quarter. The decrease in capital ratios was primarily related to the total loss of $68.0 million on the bulk sale of assets and the transfer of loans to held for sale. All of the regulatory capital ratios for the Bank are well above the minimum required under the Consent Order entered into with the Federal Deposit Insurance Corporation (FDIC) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given the Consent Order, however, the Bank cannot be considered to be a well-capitalized institution.

Although uncertainty exists regarding final capital rules, based on our current interpretation of the proposed Basel III capital rules we anticipate to exceed the fully phased-in minimum capital ratios as established in the current proposal. The proposed Basel III capital rules and our interpretations used in estimating our Basel III calculations are subject to change depending on the final Basel III capital rules.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 9.90% as of March 31, 2013 from 10.44% as of December 31, 2012 and the Tier 1 common equity to risk-weighted assets ratio decreased to 13.18% as of March 31, 2013 from 13.61% as of December 31, 2012.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Tangible Equity:
Total equity - GAAP	$1,403,999	$1,485,023	$1,484,117	$1,448,959	$1,433,023
Preferred equity	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(22,580)	(23,511)	(23,920)	(24,342)	-
Core deposit intangible	(8,746)	(9,335)	(9,923)	(10,512)	(11,100)

Tangible common equity	$1,281,528	$1,361,032	$1,359,129	$1,322,960	$1,330,778

Tangible Assets:
Total assets - GAAP	$13,005,876	$13,099,741	$13,139,747	$12,913,650	$13,085,623
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(22,580)	(23,511)	(23,920)	(24,342)	-
Core deposit intangible	(8,746)	(9,335)	(9,923)	(10,512)	(11,100)

Tangible assets	$12,946,452	$13,038,797	$13,077,806	$12,850,698	$13,046,425

Common shares outstanding	206,228	206,235	206,179	206,134	206,134

Tangible common equity ratio	9.90%	10.44%	10.39%	10.29%	10.20%
Tangible book value per common share	$6.21	$6.60	$6.59	$6.42	$6.46

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

	(Dollars in thousands)	As of
		December 31,	December 31,	September 30,	June 30,	March 31,
		2012	2012	2012	2012	2012

	Tier 1 Common Equity:
	Total equity - GAAP	$1,403,999	$1,485,023	$1,484,117	$1,448,959	$1,433,023
	Qualifying preferred stock	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
	Unrealized gain on available-for-sale securities (1)	(19,868)	(28,476)	(42,528)	(26,623)	(20,233)
	Disallowed deferred tax asset (2)	-	-	(40)	(41)	(25)
	Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
	Core deposit intangible	(8,746)	(9,335)	(9,923)	(10,512)	(11,100)
	Cumulative change gain in fair value of liabilities
	accounted for under a fair value option	-	-	-	-	(2,434)
	Other disallowed assets	(2,515)	(4,032)	(4,155)	(2,917)	(807)
	Tier 1 common equity	$1,281,725	$1,352,035	$1,336,326	$1,317,721	$1,307,279

	Total risk-weighted assets	$9,721,502	$9,933,719	$10,026,572	$10,046,284	$9,947,559

	Tier 1 common equity to risk-weighted assets ratio	13.18%	13.61%	13.33%	13.12%	13.14%

1-

Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2-

Approximately $10 million of the Corporation's deferred tax assets at March 31, 2013 (December 31, 2012 - $11 million; September 30, 2012 - $12 million; June 30, 2012 - $12 million; March 31, 2012 - $12 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets at March 31, 2013 (December 31, 2012 - $0; September 30, 2012 - $40k; June 30, 2012 - $41k; March 31, 2012 - $25k) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $6 million of the Corporation's other net deferred tax liability at March 31, 2013 (December 31, 2012 - $6 million; September 30, 2012 - $7 million; June 30, 2012 - $7 million; March 31, 2012 - $7 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, May 3, 2013, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (888) 317-6016 or (412) 317–6016 for international callers. Listeners are recommended to go to the web site at least 15 minutes prior to the call to download and install any necessary software. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until May 3, 2014. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time June 3, 2013 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10028420.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “Federal Reserve”) and the order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems, and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty regarding the timing and final substance of any capital or liquidity standards, including the Final Basel III requirements and their implementation through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital and liquidity and meet higher regulatory capital ratios as a result of Final Basel III or other capital or liquidity standards; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition of acquisitions and disposition transactions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; the risk of losses in the value of investments in unconsolidated entities that the Corporation does not control; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

A non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of the bulk sale of assets and loans transferred to held for sale

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of net loss, net loss per diluted share, provision for loan and lease losses, provision for loan and lease losses to net charge-offs, net charge-offs, and net charge-offs to average loans to exclude the impact of the bulk sale of adversely classified loans and OREO properties with a book value of $217.7 million, and the transfer of $181.6 million of non-performing loans to held for sale. In connection with the bulk sale and the transfer of loans to held for sale, the Corporation recorded charge-offs of $134.5 million, an additional provision for loan and lease losses of $64.1 million, and $3.9 million of professional fees specifically related to the bulk sale. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	March 31,	December 31,
(In thousands, except for share information)	2013	2012
ASSETS

Cash and due from banks	$545,719	$730,016

Money market investments:
Federal funds sold	-	-
Time deposits with other financial institutions	300	505
Other short-term investments	216,328	216,330
Total money market investments	216,628	216,835

Investment securities available for sale, at fair value	2,051,295	1,731,077

Other equity securities	32,892	38,757

Total investment securities	2,084,187	1,769,834

Investment in unconsolidated entities	18,432	23,970

Loans, net of allowance for loan and lease losses of $342,531
(December 31, 2012 - $435,414)	9,218,015	9,618,700
Loans held for sale, at lower of cost or market	275,771	85,394
Total loans, net	9,493,786	9,704,094

Premises and equipment, net	178,339	181,363
Other real estate owned	181,479	185,764
Accrued interest receivable on loans and investments	51,967	51,671
Other assets	235,339	236,194
Total assets	$13,005,876	$13,099,741

LIABILITIES

Deposits:
Non-interest-bearing deposits	$856,563	$837,387
Interest-bearing deposits	9,127,006	9,027,159
Total deposits	9,983,569	9,864,546

Securities sold under agreements to repurchase	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	378,440	508,440
Notes payable	-	-
Other borrowings	231,959	231,959
Accounts payable and other liabilities	107,909	109,773
Total liabilities	11,601,877	11,614,718

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares;
outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 206,722,833
(December 31, 2012 - 206,730,318 shares issued)	20,672	20,673
Less: Treasury stock (at par value)	(49)	(49)

Common stock outstanding, 206,227,980 shares outstanding (December 31, 2012 - 206,235,465 shares outstanding)	20,623	20,624
Additional paid-in capital	885,974	885,754
Retained earnings	414,533	487,166
Accumulated other comprehensive income	19,822	28,432
Total stockholders' equity	1,403,999	1,485,023
Total liabilities and stockholders' equity	$13,005,876	$13,099,741

FIRST BANCORP
Condensed Consolidated Statements of (Loss) Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2013	2012	2012

Net interest income:
Interest income	$160,225	$165,054	$152,107
Interest expense	35,732	39,423	50,241
Net interest income	124,493	125,631	101,866
Provision for loan and lease losses	111,123	30,466	36,197
Net interest income after provision for loan and lease losses	13,370	95,165	65,669

Non-interest income:
Service charges on deposit accounts	3,380	3,228	3,247
Mortgage banking activities	4,580	6,700	4,475
Net loss on investments and impairments	(117)	(69)	(1,207)
Equity in losses of unconsolidated entities	(5,538)	(8,330)	(6,236)
Other non-interest income	11,324	10,239	8,196
Total non-interest income	13,629	11,768	8,475

Non-interest expenses:
Employees' compensation and benefits	33,554	31,840	31,611
Occupancy and equipment	15,070	14,972	15,676
Business promotion	3,357	4,067	2,547
Professional fees	9,920	5,557	5,179
Taxes, other than income taxes	2,989	3,013	3,416
Insurance and supervisory fees	12,806	13,263	13,008
Net loss on other real estate owned operations	7,310	6,201	3,443
Other non-interest expenses	13,004	11,992	10,313
Total non-interest expenses	98,010	90,905	85,193

(Loss) income before income taxes	(71,011)	16,028	(11,049)
Income tax expense	(1,622)	(1,493)	(2,133)

Net (loss) income	$(72,633)	$14,535	$(13,182)

Net (loss) income attributable to common stockholders	$(72,633)	$14,535	$(13,182)

(Loss) earnings per common share:

Basic	$(0.35)	$0.07	$(0.06)
Diluted	$(0.35)	$0.07	$(0.06)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A

Table 1 – Selected Financial Data

	(In thousands, except for per share and financial ratios)	Quarter Ended
		March 31,		December 31,	March 31,
		2013		2012	2012
	Condensed Income Statements:
	Total interest income	$160,225		$165,054	$152,107
	Total interest expense	35,732		39,423	50,241
	Net interest income	124,493		125,631	101,866
	Provision for loan and lease losses	111,123		30,466	36,197
	Non-interest income	13,629		11,768	8,475
	Non-interest expenses	98,010		90,905	85,193
	(Loss) income before income taxes	(71,011)		16,028	(11,049)
	Income tax expense	(1,622)		(1,493)	(2,133)
	Net (loss) income	(72,633)		14,535	(13,182)
	Net (loss) income attributable to common stockholders	(72,633)		14,535	(13,182)

	Per Common Share Results:
	Net (loss) earnings per share basic	$(0.35)		$0.07	$(0.06)
	Net (loss) earnings per share diluted	$(0.35)		$0.07	$(0.06)
	Cash dividends declared	$-		$-	$-
	Average shares outstanding	205,465		205,416	205,217
	Average shares outstanding diluted	205,465		206,220	205,217
	Book value per common share	$6.50		$6.89	$6.65
	Tangible book value per common share (1)	$6.21		$6.60	$6.46

	Selected Financial Ratios (In Percent):

	Profitability:
	Return on Average Assets	(2.25)		0.44	(0.41)
	Interest Rate Spread (2)	3.77		3.70	2.95
	Net Interest Margin (2)	4.00		3.94	3.25
	Return on Average Total Equity	(19.82)		3.89	(3.67)
	Return on Average Common Equity	(20.70)		4.06	(3.84)
	Average Total Equity to Average Total Assets	11.37		11.35	11.09
	Total capital	17.44		17.82	17.36
	Tier 1 capital	16.15		16.51	16.04
	Leverage	12.06		12.60	12.31
	Tangible common equity ratio (1)	9.90		10.44	10.20
	Tier 1 common equity to risk-weight assets (1)	13.18		13.61	13.14
	Dividend payout ratio	-		-	-
	Efficiency ratio (3)	70.96		66.16	77.21

	Asset Quality:
	Allowance for loan and lease losses to loans held for investment	3.58		4.33	4.70
	Net charge-offs (annualized) to average loans	8.10	(4)	1.59	1.78
	Provision for loan and lease losses to net charge-offs	54.47	(5)	75.07	78.40
	Non-performing assets to total assets	8.35		9.45	10.18
	Non-performing loans held for investment to total loans held for investment	7.14		9.70	10.87
	Allowance to total non-performing loans held for investment	50.17		44.63	43.23
	Allowance to total non-performing loans held for investment
	excluding residential real estate loans	92.27		65.78	62.19

	Other Information:
	Common Stock Price: End of period	$6.23		$4.58	$4.40

1-	Non-GAAP measure. See pages 19-20 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis and excluding fair value valuations (Non-GAAP measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 below.
3-

Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

4-	The net charge-offs to average loans ratio, excluding impact associated with the bulk loan sale and the transfer of loans to held for sale, was 2.87% for the quarter ended March 31, 2013.
5-

The provision for loan and lease losses to net charge-offs ratio, excluding impact associated with loans sold and the transfer of loans to held for sale, was 67.61% for the quarter ended March 31, 2013.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

	(Dollars in thousands)
		Average volume			Interest income (1) / expense			Average rate (1)
		March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	Year ended	2013	2012	2012	2013	2012	2012	2013	2012	2012

	Interest-earning assets:
	Money market & other short-term investments	$779,412	$849,350	$502,182	$539	$607	$369	0.28%	0.28%	0.30%
	Government obligations (2)	325,835	258,456	956,338	1,851	1,601	4,078	2.30%	2.46%	1.72%
	Mortgage-backed securities	1,536,027	1,429,292	899,370	9,515	10,584	7,435	2.51%	2.95%	3.32%
	Corporate bonds	-	-	2,000	-	-	29	0.00%	0.00%	5.83%
	FHLB stock	33,117	37,946	36,651	415	355	401	5.08%	3.72%	4.40%
	Equity securities	1,364	1,377	1,377	-	6	-	0.00%	1.73%	0.00%
	Total investments (3)	2,675,755	2,576,421	2,397,918	12,320	13,153	12,312	1.87%	2.03%	2.07%
	Residential mortgage loans	2,814,973	2,811,954	2,790,723	38,004	37,395	38,740	5.48%	5.29%	5.58%
	Construction loans	344,983	356,617	432,550	2,617	2,662	2,659	3.08%	2.97%	2.47%
	C&I and commercial mortgage loans	4,899,586	5,035,391	5,611,554	47,849	51,032	56,643	3.96%	4.03%	4.06%
	Finance leases	237,245	237,564	243,344	5,086	5,127	5,312	8.69%	8.59%	8.78%
	Consumer loans	1,781,120	1,758,282	1,311,075	55,544	56,705	37,850	12.65%	12.83%	11.61%
	Total loans (4) (5)	10,077,907	10,199,808	10,389,246	149,100	152,921	141,204	6.00%	5.96%	5.47%
	Total interest-earning assets	$12,753,662	$12,776,229	$12,787,164	$161,420	$166,074	$153,516	5.13%	5.17%	4.83%

	Interest-bearing liabilities:
	Brokered CDs	$3,437,601	$3,443,661	$3,636,596	$11,798	$13,883	$19,733	1.39%	1.60%	2.18%
	Other interest-bearing deposits	5,672,033	5,614,308	5,473,194	13,746	14,202	17,001	0.98%	1.01%	1.25%
	Other borrowed funds	1,131,959	1,131,959	1,251,580	8,163	8,419	10,217	2.92%	2.96%	3.28%
	FHLB advances	410,551	510,940	363,792	2,025	2,920	3,241	2.00%	2.27%	3.58%
	Total interest-bearing liabilities (6)	$10,652,144	$10,700,868	$10,725,162	$35,732	$39,424	$50,192	1.36%	1.47%	1.88%
	Net interest income				$125,688	$126,650	$103,324
	Interest rate spread							3.77%	3.70%	2.95%
	Net interest margin							4.00%	3.94%	3.25%

1-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (30%) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2-	Government obligations include debt issued by government-sponsored agencies.

3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4-	Average loan balances include the average of total non-performing loans.

5-

Interest income on loans includes $3.6 million, $3.7 million and $2.4 million for the quarters ended March 31, 2013, December 31, 2012, and March 31, 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6-	Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2013	2012	2012

Service charges on deposit accounts	$3,380	$3,228	$3,247
Mortgage banking activities	4,580	6,700	4,475
Insurance income	2,020	1,328	1,480
Broker-dealer income	-	-	1,263
Other operating income	9,304	8,911	5,453

Non-interest income before net loss on investments,
and equity in losses of unconsolidated entities	19,284	20,167	15,918

Proceeds from securities litigation settlement and other proceeds	-	-	26
OTTI on debt securities	(117)	(69)	(1,233)
Net loss on investments	(117)	(69)	(1,207)

Equity in losses of unconsolidated entities	(5,538)	(8,330)	(6,236)
	$13,629	$11,768	$8,475

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2013	2012	2012

Employees' compensation and benefits	$33,554	$31,840	$31,611
Occupancy and equipment	15,070	14,972	15,676
Deposit insurance premium	11,517	11,897	11,987
Other insurance and supervisory fees	1,289	1,366	1,021
Taxes, other than income taxes	2,989	3,013	3,416
Professional fees	9,920	5,557	5,179
Servicing and processing fees	5,448	6,012	2,160
Business promotion	3,357	4,067	2,547
Communications	1,814	1,809	1,721
Net loss on REO operations	7,310	6,201	3,443
Other	5,742	4,171	6,432
Total	$98,010	$90,905	$85,193

Table 5 - Selected Balance Sheet Data
(In thousands)	As of
	March 31,	December 31,
	2013	2012
Balance Sheet Data:
Loans, including loans held for sale	$9,836,317	$10,139,508
Allowance for loan and lease losses	342,531	435,414
Money market and investment securities	2,300,816	1,986,669
Intangible assets	59,424	60,944
Deferred tax asset, net	4,446	4,867
Total assets	13,005,876	13,099,741
Deposits	9,983,569	9,864,546
Borrowings	1,510,399	1,640,399
Total preferred equity	63,047	63,047
Total common equity	1,321,130	1,393,546
Accumulated other comprehensive income, net of tax	19,822	28,430
Total equity	1,403,999	1,485,023

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	March 31,	December 31,
	2013	2012

Residential mortgage loans	$2,714,083	$2,747,217

Commercial loans:
Construction loans	222,762	361,875
Commercial mortgage loans	1,671,269	1,883,798
Commercial and Industrial loans	2,680,133	2,793,157
Loans to local financial institutions collateralized by real estate mortgages	252,238	255,390
Commercial loans	4,826,402	5,294,220

Finance leases	238,587	236,926

Consumer loans	1,781,474	1,775,751
Loans held for investment	9,560,546	10,054,113
Loans held for sale	275,771	85,394
Total loans	$9,836,317	$10,139,507

Table 7 - Loan Portfolio by Geography
(In thousands)	As of March 31, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,062,771	$372,917	$278,395	$2,714,083

Commercial loans:
Construction loans	153,039	41,146	28,577	222,762
Commercial mortgage loans	1,278,184	68,003	325,082	1,671,269
Commercial and Industrial loans	2,490,845	106,146	83,142	2,680,133
Loans to a local financial institution collateralized by real estate mortgages	252,238	-	-	252,238
Commercial loans	4,174,306	215,295	436,801	4,826,402

Finance leases	238,587	-	-	238,587

Consumer loans	1,701,042	49,593	30,839	1,781,474
Loans held for investment	8,176,706	637,805	746,035	9,560,546

Loans held for sale	233,418	42,353	-	275,771
Total loans	$8,410,124	$680,158	$746,035	$9,836,317

Table 8 - Non-Performing Assets
(Dollars in thousands)		March 31,	December 31,
		2013	2012
	Non-performing loans held for investment:
	Residential mortgage	$ 311,495	$ 313,626
	Commercial mortgage	136,708	214,780
	Commercial and Industrial	141,045	230,090
	Construction	59,810	178,190
	Consumer and Finance leases	33,652	38,875
	Total non-performing loans held for investment	682,710	975,561

	REO	181,479	185,764
	Other repossessed property	9,913	10,107
	Other assets (1)	64,543	64,543
	Total non-performing assets, excluding loans held for sale	$ 938,645	$ 1,235,975

	Non-performing loans held for sale	147,995	2,243
	Total non-performing assets, including loans held for sale (2)	$ 1,086,640	$ 1,238,218

	Past-due loans 90 days and still accruing	$ 125,384	$ 142,012
	Allowance for loan and lease losses	$ 342,531	$ 435,414
	Allowance to total non-performing loans held for investment	50.17%	44.63%
	Allowance to total non-performing loans held for investment, excluding residential real estate loans	92.27%	65.78%

(1)	Collateral pledged to Lehman Brothers Special Financing, Inc.
(2)	Amount excludes purchased credit impaired loans with a carrying value as of March 31, 2013 of approximately $9.2 million acquired as part of the credit card portfolio acquired from FIA.

Table 9 - Non-Performing Assets by Geography
(In thousands)	March 31,	December 31,
	2013	2012
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$279,310	$281,086
Commercial mortgage	103,556	172,534
Commercial and Industrial	127,290	215,985
Construction	35,986	99,383
Finance leases	2,656	3,182
Consumer	27,403	32,529
Total non-performing loans held for investment	576,201	804,699

REO	140,395	145,683
Other repossessed property	9,875	10,070
Investment securities	64,543	64,543
Total non-performing assets, excluding loans held for sale	$791,014	$1,024,995
Non-performing loans held for sale	107,990	2,243
Total non-performing assets, including loans held for sale (1)	$899,004	$1,027,238
Past-due loans 90 days and still accruing	$119,391	$137,288

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$18,691	$18,054
Commercial mortgage	3,915	11,232
Commercial and Industrial	12,555	12,905
Construction	17,727	72,648
Consumer	580	804
Total non-performing loans held for investment	53,468	115,643

REO	25,213	24,260
Other repossessed property	11	17
Total non-performing assets, excluding loans held for sale	$78,692	$139,920
Non-performing loans held for sale	40,005	-
Total non-performing assets, including loans held for sale	$118,697	$139,920
Past-due loans 90 days and still accruing	$5,993	$4,068

United States:
Non-performing loans held for investment:
Residential mortgage	$13,494	$14,486
Commercial mortgage	29,237	31,014
Commercial and Industrial	1,200	1,200
Construction	6,097	6,159
Consumer	3,013	2,360
Total non-performing loans held for investment	53,041	55,219

REO	15,871	15,821
Other repossessed property	27	20
Total non-performing assets, excluding loans held for sale	$68,939	$71,060
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$68,939	$71,060
Past-due loans 90 days and still accruing	$-	$656

(1)	Amount excludes purchased credit impaired loans with a carrying value as of March 31, 2013 of approximately $9.2 million acquired as part of the credit card portfolio acquired from FIA.

Table 10 – Allowance for Loan and Lease Losses

		Quarter Ended
(Dollars in thousands)		March 31,		December 31,	March 31,
		2013		2012	2012

	Allowance for loan and lease losses, beginning of period	$ 435,414		$ 445,531	$ 493,917
	Provision (recovery) for loan and lease losses:
	Residential mortgage	7,948	(1)	8,744	2,336
	Commercial mortgage	36,397	(2)	4,119	1,578
	Commercial and Industrial	35,292	(3)	8,071	20,158
	Construction	21,948	(4)	(2,474)	7,716
	Consumer and finance leases	9,538		12,006	4,409
	Total provision for loan and lease losses	111,123	(5)	30,466	36,197
	Net charge-offs of loans:
	Residential mortgage	(11,580)	(6)	(9,555)	(5,731)
	Commercial mortgage	(56,036)	(7)	(6,101)	(3,594)
	Commercial and Industrial	(84,829)	(8)	(12,601)	(12,669)
	Construction	(38,515)	(9)	(1,837)	(15,392)
	Consumer and finance leases	(13,046)		(10,489)	(8,785)
	Net charge-offs	(204,006)	(10)	(40,583)	(46,171)
	Allowance for loan and lease losses, end of period	$ 342,531		$ 435,414	$ 483,943

	Allowance for loan and lease losses to period end total loans held for investment	3.58%		4.33%	4.70%
	Net charge-offs (annualized) to average loans outstanding during the period	8.10%		1.59%	1.78%
	Net charge-offs (annualized), excluding charge-offs related to loans sold and loans
	transferred to held for sale, to average loans outstanding during the period	2.87%		1.59%	1.78%
	Provision for loan and lease losses to net charge-offs during the period	0.54x		0.75x	0.78x
	Provision for loan and lease losses to net charge-offs during the period, excluding
	impact of loans sold and the transfer of loans to held for sale	0.68x		0.75x	0.78x
(1)	Includes provision of $1.0 million associated with the bulk loan sale.
(2)	Includes provision of $28.7 million associated with the bulk loan sale and the transfer of loans to held for sale.
(3)	Includes provision of $20.8 million associated with the bulk loan sale.
(4)	Includes provision of $13.6 million associated with the bulk loan sale and the transfer of loans to held for sale.
(5)	Includes provision of $64.1 million associated with the bulk loan sale and the transfer of loans to held for sale.
(6)	Includes net charge-offs totaling $1.0 million associated with the bulk loan sale.
(7)	Includes net charge-offs of $54.6 million associated with the bulk loan sale and the transfer of loans to held for sale.
(8)	Includes net charge-offs totaling $44.7 million associated with the bulk loan sale.
(9)	Includes net charge-offs of $34.2 million associated with the bulk loan sale and the transfer of loans to held for sale.
(10)	Includes net charge-offs of $134.5 million associated with the bulk loan sale and the transfer of loans to held for sale.

Table 11 – Net Charge-Offs to Average Loans

		Quarter ended		Year ended
		March 31,		December 31,	December 31,	December 31,		December 31,
		2013		2012	2011	2010		2009

	Residential mortgage	1.65%	(1)	1.40%	1.32%	1.80%	(6)	0.82%

	Commercial mortgage	12.06%	(2)	3.43%	3.21%	5.02%	(7)	1.64%

	Commercial and Industrial	11.16%	(3)	1.62%	1.57%	2.16%	(8)	0.72%

	Construction	44.66%	(4)	23.29%	16.33%	23.80%	(9)	11.54%

	Consumer and finance leases	2.59%		2.43%	2.33%	2.98%		3.05%

	Total loans	8.10%	(5)	2.84%	2.68%	4.76%	(10)	2.48%

(1)

Includes net charge-offs totaling $1.0 million associated with the bulk loan sale. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale, was 1.50%.

(2)

Includes net charge-offs of $54.6 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 0.34%.

(3)

Includes net charge-offs totaling $44.7 million associated with the bulk loan sale. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale, was 5.47%.

(4)

Includes net charge-offs of $34.2 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 7.74%.

(5)

Includes net charge-offs of $134.5 million associated with the bulk loan sale and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sale and the transfer of loans to held for sale, was 2.87%.

(6)	Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(7)

Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.

(8)

Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.

(9)

Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.

(10)

Includes net charge-offs totaling $165.1 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com